

RUMBLE ON

SHAREHOLDER LETTER

Q4 2021

DEAR FELLOW SHAREHOLDERS,

As we look back, there is no question that 2021 was a transformational year for RumbleOn. We are reimagining the customer experience, building the future of powersports, both online and in the showroom, and we've made great strides in our mission. **We executed on our operational objectives, and delivered on our financial targets.**

We generated **$117.4 million in Adjusted EBITDA**, and we delivered record revenue of **$1,586.1 million**, consistent with our guidance ranges. We sold over 55,000 Powersport units in 2021 and meaningfully increased used retail Powersports unit sales. In fact, on a comparable pro forma basis in Q4 2021, we sold 87% more used retail Powersports units and generated 164% more revenue from these sales compared to the same quarter last year.

Our strategy to combine online and in-store channels to build an unparalleled customer experience in Powersports is working, and we believe we are in the early innings in this regard. Our recently implemented regional management structure has advanced our integration efforts in a meaningful way. We are building on the strong momentum and are looking forward to 2022 with great excitement.

RECENT BUSINESS HIGHLIGHTS

- Appointed seasoned finance executive, Narinder Sahai, as Chief Financial Officer
- Appointed RumbleOn's President, Peter Levy, to President and Chief Operating Officer
- Unveiled the regional management structure, anchored by tenured professionals with an average Powersports industry experience of over 20 years
- Completed the acquisition of Freedom Powersports, which added 13 locations, brought RumbleOn to Georgia and Alabama, and expanded our footprint in Texas
- Closed captive consumer finance facility for RumbleOn Finance
- Entered into a marketing and referral agreement with NADA/J.D. Power, which now provides the only Powersports Cash Offer Tool on the J.D. Power website

Marshall Chesrown
Co-founder, Chief Executive Officer and Chairman



Q4 2021 **FINANCIAL HIGHLIGHTS**

RumbleOn completed its business combination with RideNow on August 31, 2021. RumbleOn is providing financial results on a GAAP, or "as reported" basis, which include RideNow's results for the four months of September 2021 through December 2021, and on a "pro forma" basis, which assumes the business combination with RideNow closed on January 1, 2020.

All comparisons are on a year-over-year basis for the twelve months ended December 31, 2021.

	PRO FORMA			AS REPORTED
	Q4 2021 *(unaudited)*	Q4 2020 *(unaudited)*	y-o-y%	Q4 2020 *(unaudited)*
New Retail Powersports Unit Sales (#)	8,070	8,603	(6.2%)	—
Used Retail Powersports Unit Sales (#)	4,263	2,285	86.6%	3
TOTAL POWERSPORTS UNIT SALES (#)	13,478	11,945	12.8%	860
TOTAL UNIT SALES (#)	17,037	13,732	24.1%	2,647
TOTAL REVENUE	$440.9	$300.1	46.9%	$74.1
GROSS PROFIT	$90.1	$78.8	14.5%	$7.7
NET INCOME	**$20.7**	**$8.0**	**157.4%**	**$(5.5)**
ADJUSTED EBITDA[1]	**$22.7**	**$30.0**	**(24.4%)**	**$(2.6)**

$ in millions

NOTES:
1. Adjusted EBITDA is a non-GAAP financial measure, reconciliations of non-GAAP financial measures used in this letter are provided in the attached financial tables.

FULL YEAR 2021 **FINANCIAL HIGHLIGHTS**


Papas&Beer

A description of our results of operations for full year 2021 compared to full year 2020 will be included in the Annual Report on Form 10-K.

	PRO FORMA			AS REPORTED		
	FY 2021	FY 2020 *(unaudited)*	y-o-y%	FY 2021	FY 2020 *(unaudited)*	y-o-y%
New Retail Powersports Unit Sales (#)	33,837	34,372	(1.6%)	10,555	—	N/A
Used Retail Powersports Unit Sales (#)	15,038	11,615	29.5%	5,599	458	1,122.5%
TOTAL POWERSPORTS UNIT SALES (#)	55,415	52,044	6.5%	22,385	5,283	323.7%
TOTAL UNIT SALES (#)	67,796	64,785	4.6%	34,766	18,024	92.9%
TOTAL REVENUE	**$1,586.1**	**$1,315.3**	**20.6%**	**$934.7**	**$416.4**	**124.5%**
GROSS PROFIT	**$367.3**	**$299.6**	**21.8%**	**$158.2**	**$43.4**	**264.5%**
NET INCOME	**$45.5**	**$18.9**	**48.4%**	**($9.7)**	**($25.0)**	**N/A**
ADJUSTED EBITDA[1]	**$117.4**	**$95.9**	**22.4%**	**$30.1**	**($5.8)**	**N/A**

$ in millions

NOTES:
1. Adjusted EBITDA is a non-GAAP financial measure, reconciliations of non-GAAP financial measures used in this letter are provided in the attached financial tables.



2022 OUTLOOK

At RumbleOn, we are building the future of Powersports. Less than seven months ago, RumbleOn was a standalone company with 180 employees. Today, RumbleOn has more than 2,000 employees across 13 states and operates 55 retail locations. There is no question that our business has changed meaningfully in the last year, not only in scale, but also in our ability to better serve customers. More importantly, however, we are now singularly focused on our North Star, providing customers an unparalleled choice of products and services, as well as an unmatched buying experience both online and in our retail locations. This will position RumbleOn for sustainable long-term growth and profitability.

Achieving our North Star requires thoughtful investments in our business. We have identified three key strategic areas for near-term investments: 1) implementing our customer experience center network for efficient inventory acquisition and distribution; 2) continually expanding and enhancing our technology stack, with a specific focus on inventory integration, data analytics, upgrading our retail location infrastructure, and improving the customer shopping experience; and 3) developing our people and processes to attract and retain the best talent and build a scalable organization.

Many of these initiatives are already underway. We are taking a balanced approach that considers not only the need to internalize organizational changes from these investments, but also strengthen our balance sheet and produce meaningful cash returns. It is clear that we must invest in our business and we plan to invest approximately 1% of our total 2022 revenue, or roughly $20.0 million, throughout 2022 in support of our long-term growth initiatives.

We completed 2021 with strong momentum and are seeing continued strength with a robust demand for used retail Powersports units. For 2022, we are modeling in excess of 50% year-over-year growth in used retail Powersports unit sales while we expect new retail Powersports unit sales to be consistent with the prior year due to ongoing manufacturer supply chain issues. From a pricing standpoint, we expect used retail Powersports unit pricing to moderate somewhat as the current elevated demand is fulfilled throughout the year. We expect to offset any moderation in pricing through more aggressive buying of Powersports units from consumers on our online platform and channeling this inventory through our retail locations.

With these considerations, **we expect to deliver $1.9 to $2.0 billion in revenue for 2022.** Our revenue guidance range considers $0.5 to $0.6 billion in revenue from non-Powersports segments.

Including up to $20.0 million of investments in our business, **we expect to generate <u>at least</u> $145.0 million in adjusted EBITDA for 2022.** We expect RumbleOn Finance to be a contributor to revenue and adjusted EBITDA over time, but expect any contributions to be de minimis in 2022 as we continue to refine and scale the platform. Finally, although we continue to evaluate tuck-in acquisition opportunities that meet our investment criteria, we have not included any incremental impact due to acquisitions in our revenue and adjusted EBITDA outlook.




POLARIS
POLARIS

CREATING THE FUTURE OF POWERSPORTS

RumbleOn is creating the future of Powersports. Providing an unparalleled customer experience is our North Star.

We'll accomplish this by providing a seamless, personalized, multi-touch experience that fuels the Powersports enthusiasts' passion for freedom, technology, innovation, and the promise of adrenaline-powered experiences.

At the intersection of technology-enabled online transactions and brick-and-mortar, RumbleOn is rebuilding the customer experience from the ground up. By leveraging technology to remove the pain points of transacting and building a nationwide footprint of physical locations, consumers will be able to interact with their passion and transact with RumbleOn however they so choose.

Customers come to RumbleOn's retail locations as well as our more than 60 websites to shop for new and quality used Powersports products. We effectively address the entire Powersports market. **We are reimagining the customer experience on the technology-led omnichannel RumbleOn platform, and we are doing so for everyone — from the enthusiast to the novice, and everyone in between.**

We are creating a best-in-class experience in Powersports for our customers. Doing so requires offering an unmatched choice and selection, and replicating a delightful experience throughout the lifecycle of Powersports ownership, one customer at a time.

- **Creating an end-to-end ownership experience** enables building lifelong connectivity to our customers in several ways, and the experience we are building is not just about the initial transaction. We are also focused on the touch points that continue to keep our customers engaged throughout their Powersports ownership experience. Quality assurance, clear and consistent pricing, professional pick up and delivery, customization, after sale service, and RumbleOn's no-risk money-back guarantee are just a few of the ways we are building a reliable and consistent customer experience. Our offerings — and our entire customer experience — is designed to turn a transaction into a lifetime relationship.

- **Providing the best selection of high-quality inventory** enables us to address the 'wants' of all Powersports customers coast to coast. We are well-positioned to acquire high-quality used vehicles through the strength of our online Cash Offer tool, a unique advantage for RumbleOn. Affording our consumers the ability to visit a retail location and receive cash for their used Powersports unit instantaneously gives them peace of mind, and provides us the opportunity to drive a meaningful amount of incremental used inventory onto our platform. We are also leveraging robust data from the Cash Offer Tool and now from our RideNow and Freedom Powersports retail locations to ensure that the right vehicle is in the right place at the right time — with the right price.

- **Becoming the destination for used Powersports vehicles** and introducing more used inventory into our showrooms attracts new customers to our platform and, most importantly, new riders due to affordability. On a comparable pro forma basis in Q4 2021, we increased the number of used retail Powersport units by 87% year-over-year. We are focused on both new and used, however the opportunity to dramatically increase the number of used retail Powersports units presents the greatest near-term opportunity. In a supply-constrained environment, we can better control used inventory than new because it is not dependent upon a manufacturer's production or distribution constraints. In fact, our broad access to used inventory is — and will continue to be — an important differentiator for us in any market environment.

- **Offering Powersports financing through RumbleOn Finance** is another way we are making Powersports ownership easy and accessible to more of our customers. RumbleOn Finance provides an opportunity to bring new entrants to the Powersports space by providing competitive financing solutions, especially for those of our customers where financing from traditional financial institutions or manufacturers is not available. In the future, our paperless online transactions will further enhance our unmatched, true omnichannel experience and create incremental sales with no geographic boundaries.

From an operations standpoint, we are laying the groundwork to offer a friction-free and fully integrated customer experience both online and in-store. We are building the technology engine to enable this integration, while methodically expanding our retail footprint. **We plan to begin rolling out our new and innovative technology throughout 2022 and will continuously make improvements to our technology offering.**

In order to truly rebuild the customer experience, we are investing to build the technology engine across the organization. Our Cash Offer Tool is supplying proprietary data on almost one million unique Vehicle Identification Number (VIN) inputs, in addition to actual retail sales and transaction data from RideNow and Freedom Powersports' database. Marrying this data creates a data-driven "market maker" that does not exist in the industry today. Integrating real-time pricing and sales data from in-store transactions will also enable us to further optimize offers and pricing. We are implementing a fulfillment system with near real-time inventory replenishment to make the right Powersports unit available in the right quantities at the right locations.

This centralization of inventory will launch company-wide virtual selling through access to all company-owned inventory and not just what might be available at an individual location. This will increase the probability that our customers can find their Powersports unit on our platform, thereby enhancing the customer experience while eliminating geographic boundaries. With digital inventory integration and over 60 individual websites that share content, RumbleOn will be top-of-mind for Powersports search. All of the technology infrastructure required is under development and will be implemented throughout 2022.





Beyond inventory integration, we will use our physical locations to augment the online experience — and vice versa — to offer a simple, friction-free customer experience. A key component to refining the customer experience to support our growth strategy is enhancing the in-store experience and we are methodically expanding our retail footprint as well as other initiatives. **Since the business combination with RideNow, we've acquired 14 additional retail locations and are currently operating in 55 locations.**

Primary considerations for physical expansion are first and foremost great people followed by desired geography, and then brand representation mix. Important to the future of RumbleOn's brand is creating a unified customer experience across all locations, and the foundation will be our corporate culture. We recently unveiled our new regional management structure, with a new National Senior Vice President of Retail overseeing six Regional Directors who will lead the daily operations of multiple facilities based primarily on geographic location. These Regional Directors will share best practices in customer service and general operations to enhance the overall performance of our retail locations. This new regional management structure is well-aligned with our growth initiatives and will provide a stable footing for our continued growth. We are in the early days of the rollout, but we are encouraged at the near-term performance and the excitement it has clearly created.

Powersports is a lifestyle, and consumers want to walk into a retail location and see the wide variety of experiences that Powersports represent. Our customers can come into one of our retail locations and shop for merchandise, talk to an expert about new and innovative features, and start to plan their next Powersports adventure. The future lies in creating a true experience center — a destination for Powersports enthusiasts to interact and engage with not only the products they desire, but also with both the broader Powersports community and with our brand. Our vision is to co-locate our customer experience centers with our fulfillment centers. **We are currently in the design phase and plan to open our first customer experience center in the second half of 2022.**

RUMBLEON WAS BUILT OUT OF OUR PASSION

RumbleOn was built on our passion — and our customers' passion — for the memorable experiences that Powersports delivers. We're creating the customer experience that will build lifetime relationships with our customers and connect them to the next generations of new and innovative products. **We believe RumbleOn will be the primary destination for both innovative manufacturers and all Powersport enthusiasts — regardless of age, lifestyle or passion.**






RUMBLEON
ENDLESS
INVENTORY.
ENDLESS

Q4 2021 FINANCIAL HIGHLIGHTS, PRO FORMA

RumbleOn completed its business combination with RideNow on August 31, 2021. Unless otherwise noted, the following financial discussion is on a pro forma basis, which assumes the business combination with RideNow closed January 1, 2020. Comparisons are on a year-over-year basis for the three months ended December 31, 2021, unless otherwise noted.

GROWTH

Total Powersport Unit Sales grew to 13,478 in Q4, driven primarily by a 62% increase in used Powersports unit sales. The strong growth in used Powersport unit sales was offset slightly by a year-over-year decrease in new retail Powersport unit sales, which continue to be adversely affected by limited supply from manufacturers. While new retail Powersport unit sales decreased 6% year-over-year, it is important to note that new retail Powersports unit sales steadily increased during the second half of the year, with unit sales in Q4 up approximately 7% from Q3.

Used Retail Powersport Units grew 87% year-over-year. Given the strong demand environment, and the significant expansion of its retail locations, RumbleOn moved more used Powersports units to the retail locations, but expects the overall percentage of used wholesale Powersports units to be relatively stable over time.

Total Unit Sales (which includes both Powersports and Automotive units) grew 24% to 17,037, driven primarily by strength in the Powersports unit sales, particularly related to the increase in used retail Powersports units. Automotive made up approximately 21% of total unit sales in Q4 and 18% for the full year.


Quarterly Unit Sales
Powersports Unit Sales
Total Unit Sales
20,000
15,000
10,000
5,000
0
11,945
13,732
12,976
15,472
15,612
18,912
13,347
16,375
13,478
17,037
Q4 2020
Q1 2021
Q2 2021
Q3 2021
Q4 2021

Powersports Unit Sales

	PRO FORMA			AS REPORTED
	Q4 2021	Q4 2020	y-o-y %	Q4 2020
		(unaudited)		*(unaudited)*
New Retail Powersports Unit Sales	8,070	8,603	(6.2)%	—
Used Retail Powersprots Unit Sales	4,263	2,285	86.6%	3
Used Wholesale Powersports Unit Sales	1,145	1,057	8.3%	857
TOTAL POWERSPORTS UNIT SALES	13,478	11,945	12.8%	860

REVENUE

Powersports Segment Revenue increased 20.2% to $285.6 million in Q4, driven primarily by the strength in used retail Powersports units and increased revenue from finance and insurance operations. Revenue from used Powersports grew 91.1%, which more than offset the 6.3% decline in revenue from new retail Powersports, which is dependent upon our manufacturers' production or distribution constraints. Used Powersports presents the greatest near-term growth opportunity and provides some insulation from manufacturer supply constraints experienced with new Powersports units across the industry today.

Total Revenue grew 46.9% to $440.9 million in Q4, bringing full-year revenue to nearly $1.6 billion, driven primarily by increases in total unit sales and revenue per unit sold. Increases in revenue per unit were driven in part by increases in revenue per Powersports unit in the quarter, which is highly dependent on the type of Powersports unit sold. Price increases across the automotive industry, due to the aforementioned supply and demand imbalances, also contributed to the increase in total revenue growth.

Quarterly Revenue ($MM)


Powersports Total Revenue
Total Total Revenue
$500
$400
$300
$200
$100
0
237.5
300.6
256.0
350.1
296.1
437.9
275.0
391.9
285.0
440.9
Q4 2020
Q1 2021
Q2 2021
Q3 2021
Q4 2021

Powersports Revenue ($MM)

	PRO FORMA			AS REPORTED
	Q4 2021	Q4 2020 *(unaudited)*	y-o-y %	Q4 2020 *(unaudited)*
New Retail Powersports Revenue	$126.7	$135.3	(6.3%)	—
Used Retail Powersports Revenue	$69.7	$26.4	163.8%	$0.9
Used Wholesale Powersports Revenue	$5.6	$13.0	(56.8%)	$7.1
Parts, Services, Finance & Insurance	$83.6	$62.9	32.9%	$0.2
TOTAL POWERSPORTS REVENUE	**$285.6**	**$237.6**	**20.2%**	**$8.2**

GROSS PROFIT

Total Powersports Segment Gross Profit was $79.5 million, up from $72.9 million, driven primarily by increases in Gross Profit from used retail Powersports and finance and insurance operations. Total Powersports Gross Profit per Unit ("Powersports GPU") was $5,434, up from $4,821 in Q4 2020. Powersports GPU is defined as total gross profit from all Powersports units, inclusive of parts and service, and finance and insurance, net divided by total Powersports units sold.

Total Gross Profit reached $90.1 million, up from $78.8 million in 2020. Total Gross Profit outperformance was driven primarily by strength across the Powersports and Automotive segments. Total Gross Profit Margin was 20.4%, down from 26.3%, driven primarily by a decrease in the Automotive segment offset slightly by the Powersports segment.


Quarterly Gross Profit ($MM)
Powersports Gross Profit
Total Gross Profit
$120
$100
$80
$60
$40
$20
0
72.9
78.8
77.2
85.4
91.4
104.0
78.9
87.9
79.5
90.1
Q4 2020
Q1 2021
Q2 2021
Q3 2021
Q4 2021

Powersports Gross Profit ($MM)

	PRO FORMA			AS REPORTED
	Q4 2021	Q4 2020	y-o-y %	Q4 2020
		(unaudited)		*(unaudited)*
New Retail Powersports Gross Profit	$25.1	$25.8	(2.5%)	—
Used Retail Powersports Gross Profit	$8.0	$6.5	22.7%	$0.5
Used Wholesale Gross Profit	$1.2	$1.1	7.9%	$1.1
Parts, Services, Finance & Insurance	$45.2	$39.5	14.4%	$0.2
TOTAL POWERSPORTS GROSS PROFIT	**$79.5**	**$72.9**	**9.0%**	**$1.8**

OPERATING EXPENSES & INCOME

Operating Expenses were $75.2 million, or 17.0% of revenue, compared to $54.8 million or 18.3% of revenue in Q4 2020. Total stock-based compensation was approximately $2.0 million.

Adjusted EBITDA was $22.7 million, down 24.4% from $30.0 million in the year-ago quarter, driven primarily by a decrease in total gross profit margin due to reduced contributions from the automotive segment offset slightly by the Powersports segment. **Adjusted EBITDA results are based on Net Income of $20.7 million for Q4 2021 and $8.0 million for Q4 2020.**


Quarterly Net Income & Adj. EBITDA ($MM)
Net Income
Adj. EBITDA
$45
$40
$35
$30
$25
$20
$15
$10
$5
0
-$5
-$10
-$15
-$20
8.0
30.0
11.6
31.5
30.0
39.5
(16.7)
23.7
20.7
22.7
Q4 2020
Q1 2021
Q2 2021
Q3 2021
Q4 2021

BALANCE SHEET AND CASH FLOW

As of December 31, 2021, cash and cash equivalents, including restricted cash, was $52.0 million. Total debt was $287.3 million, and net debt, defined as total debt less cash and cash equivalents, including restricted cash, was $235.3 million. Availability under our floor plan credit facilities, defined as the aggregate amount of floor plan credit facilities less the aggregate amount of borrowings against the floor plan credit facilities, totaled $120.0 million. **Total available liquidity, defined as cash and cash equivalents plus availability under our floor plan credit facilities, totaled $172.0 million.** For the full year 2021, cash used in operating activities was $36.0 million.

Subsequent to year end, on February 18, 2022, RumbleOn closed its acquisition of Freedom Powersports, which included all business and real estate assets, subject to customary net working capital and indebtedness adjustments, for an aggregate consideration of approximately $130.0 million. The aggregate consideration was paid using cash on hand, $84.5 million drawn from the Company's delayed draw term loan facility, and the issuance of 1,048,718 restricted shares of RumbleOn Class B common stock at a volume weighted average price of $29.45 per share. The restricted shares are subject to a six-month lock-up.

For the full year 2021, which excludes the shares of RumbleOn Class B common stock issued in connection with the Freedom Powersports transaction, the average weighted basic shares outstanding was 6,920,318. For the fourth quarter 2021, the average weighted fully diluted shares outstanding was 15,263,736.

March 16, 2022
8:30 a.m. EDT

Dial: 1-877-407-9716
Outside US: 1-201-493-6779

Conference ID: 13727311

EARNINGS CONFERENCE CALL

RumbleOn's management will host a conference call to discuss its financial results on Wednesday, March 16, 2022 at 8:30 a.m. Eastern Time. To access the conference call via telephone, analysts and investors should dial 1-877-407-9716 (or 1-201-493-6779 for callers outside the United States) and enter the conference ID 13727311. A live and archived webcast of the conference call will be accessible from the Investor Relations section of the company's website at https://investors.rumbleon.com.

ABOUT RUMBLEON

RumbleOn, Inc. is the nation's first technology-based omnichannel powersports platform. Headquartered in the Dallas Metroplex, RumbleOn is revolutionizing the customer experience for outdoor enthusiasts across the country and making powersport vehicles accessible to more people, in more places, than ever before. To learn more, please visit us online at **https://www.rumbleon.com**.


HIT THE ROAD,
NOT YOUR WALLET.

NON-GAAP FINANCIAL MEASURES

As required by the rules of the Securities and Exchange Commission ("SEC"), we provide reconciliations of the non-GAAP financial measures contained in this shareholder letter to the most directly comparable measure under GAAP, which are set forth in the financial tables attached to this letter. Non-GAAP financial measures for the three months ended December 31, 2021 and December 31, 2020 used in this letter include: adjusted EBITDA and proforma adjusted EBITDA.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to U.S. GAAP.

Adjusted EBITDA is defined as net income (loss) adjusted to add back interest expense (including debt extinguishment), depreciation and amortization, changes in derivative liability and certain recoveries, charges and expenses, such as an insurance recovery, non-cash stock-based compensation costs, acquisition related costs, litigation expenses, and other non-recurring costs, as these recoveries, charges, and expenses are not considered a part of our core business operations and are not an indicator of ongoing, future company performance.

Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business. We present adjusted EBITDA because we believe it is frequently used by analysts, investors, and other interested parties to evaluate companies in our industry. Further, we believe it is helpful in highlighting trends in our operating results, because it excludes, among other things, certain results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure and capital investments.

With respect to our combined 2022 financial target for adjusted EBITDA, a reconciliation of this non-GAAP measure to the corresponding GAAP measure is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude this non-GAAP target measure. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statement of income prepared in accordance with GAAP that would be required to produce such a reconciliation.

FORWARD LOOKING STATEMENTS

This shareholder letter may contain "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed under the heading "Forward-Looking Statements" and "Risk Factors" in the Company's SEC filings, as may be updated and amended from time to time. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Q4 2021
FINANCIAL RESULTS

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(dollars in thousands)

	AS REPORTED (unaudited)				PRO FORMA (unaudited)			
	Q4 2021	Q4 2020	FY 2021	FY 2020	Q4 2021	Q4 2020	FY 2021	FY 2020
Net Income (Loss)	$20,660	$(5,490)	$(9,725)	$(24,999)	$20,660	$8,025	$45,495	$18,914
Add back:								
Interest expense (including debt extinguishment)	$7,355	$1,451	$15,462	$6,450	$7,335	$13,455	$39,404	$47,312
Depreciation and amortization	$3,155	$575	$6,103	$2,143	$3,155	$4,364	$13,200	$13,607
Interest income and miscellaneous income	—	—	—	—	—	$(181)	$(1,391)	$(1,967)
Change in derivative liability	$25	$(4)	$8,799	$(11)	$25	$(4)	$8,799	$(10)
Income Taxes	$(10,984)	—	$(21,665)	—	$(10,984)	$2,675	$(2,706)	$6,305
EBITDA	$20,211	$(3,468)	$(1,026)	$(16,417)	$20,211	$28,334	$102,801	$84,161
Adjustments:								
Impairment loss on automotive inventory	—	—	—	$11,738	—	—	—	$11,738
Insurance recovery	—	—	—	$178	—	—	—	$178
Insurance proceeds	—	—	$(3,135)	$(5,615)	—	$805	$(3,135)	$(4,810)
Stock-based compensation[1]	$2,054	$553	$29,219	$2,978	$2,054	$553	$29,219	$3,175
Acquisition costs associated with the RideNow Transaction	$766	—	$4,281	—	$766	—	$4,281	—
Other non-recurring costs	$374	$267	$2,025	$1,347	$374	$267	$2,025	$1,347
PPP loan forgiveness	$(2,110)	—	$(2,682)	—	$(2,110)	—	$(21,721)	—
Purchase Accounting Related	$1,388	—	$1,388	—	$1,388	—	$1,388	—
Adjusted EBITDA	$22,683	$(2,648)	$30,070	$(5,791)	$22,683	$29,959	$114,858	$95,789
Pro Forma Adjustments	—	—	—	—	—	$31	$2,525	$124
Pro Forma Adjusted EBITDA	$22,683	$(2,648)	$30,070	$(5,791)	$22,683	$29,990	$117,383	$95,913

NOTES:
1. Stock based compensation includes the vesting of all then outstanding RSU awards upon the closing of the RideNow transaction.

Q4 2021
FINANCIAL RESULTS

ASSETS

	DEC 31, 2021	DEC 31, 2020
	(unaudited)	
Current Assets:		
Cash	$48,974	$1,467
Restricted Cash	$3,000	$2,049
Accounts Receivable, Net	$41,619	$9,408
Inventory	$201,666	$21,360
Prepaid Expense and Other Current Assets	$6,335	$3,446
Total Current Assets	$301,594	$37,730
Property & Equipment, Net	$21,417	$6,521
Right-of-Use Assets	$133,112	$5,690
Goodwill	$260,922	$26,887
Intangible Assets, Net	$302,066	$46
Other Assets	$26,207	$105
Total Assets	**$1,045,318**	**$76,979**

LIABILITIES & STOCKHOLDERS' EQUITY

	DEC 31, 2021	DEC 31, 2020
	(unaudited)	
Current Liabilities:		
Accounts Payable and Accrued Liabilities	$62,040	$14,193
Vehicle Floor Plan Notes Payable	$97,278	$17,812
Accrued Interest Payable	—	—
Current Portion LeaseLiabilities	$20,249	—
Current Portion of Long-Term and Convertible Debts	$4,322	$3,440
Total Current Liabilities	$183,889	$35,445
Long-Term Liabilities:		
Senior Secured Debt, Net	$253,438	—
Convertible Debt, Net	$29,396	$27,166
Notes Payable	$150	$4,691
Derivative Liabilities	$66	$17
Long-Term Portion of Operating Lease Liabilities	$114,687	$4,370
Long-Term Portion of Financing Lease Liabilities	$2,869	—
Deferred Tax Liabilities	$8,138	—
Other Long-Term Liabilities	$21,396	$720
Total Long-Term Liabilities	$430,140	$36,964
Total Liabilities	$614,029	$72,409

Q4 2021
FINANCIAL RESULTS

STOCKHOLDERS' EQUITY

	DEC 31, 2021	DEC 31, 2020
	(unaudited)	
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 0 and 0 shares issued and outstanding as of December 31, 2021 and 2020	—	—
Class A common stock, $0.001 par value, 50,000 shares authorized, 50,000 shares issued and outstanding as of December 31, 2021 and 2020	—	—
Class B common stock, $0.001 par value, 100,000,000 shares authorized, 14,882,022 and 2,191,633 shares issued and outstanding as of December 31, 2021 and 2020	15	2
Additional Paid-In Capital	$549,699	$108,949
Accumulated Deficit	$(114,106)	$(104,381)
Class B common stock in treasury, at cost 123,089 and 0 shares as of December 31, 2021 and 2020	($4,319)	—
Total Stockholders' Equity	$431,289	$4,570
Total Liabilities and Stockholders' Equity	**$1,045,318**	**$76,979**

Q4 2021
FINANCIAL RESULTS

CONSOLIDATED STATEMENT OF OPERATIONS

	THREE-MONTHS ENDED DECEMBER 31		TWELVE-MONTHS ENDED DECEMBER 31	
	2021	2020	2021	2020
	(unaudited)		*(unaudited)*	
Vehicles Sales:				
Powersports	$202,002	$8,012	$323,303	$46,654
Automotive	$144,232	$55,843	$460,888	$337,085
Parts, Service, and Accessories	$50,889	$200	$66,969	$872
Vehicle Logisitics	$11,090	$6,625	$43,878	$31,816
Finance and Insurance, Net	$32,695	—	$39,693	—
Total Revenue	$440,908	$70,680	$934,731	$416,427
Cost of Revenue:				
Powersports	$167,679	$6,369	$264,872	$40,061
Automotive	$136,391	$51,755	$430,142	$308,801
Parts, Service, and Accessories	$38,417	—	$47,262	—
Vehicle Logisitics	$8,320	$4,875	$34,278	$24,200
Cost of Revenue Before Impairment Loss	$350,807	$62,999	$776,554	$373,062
Impairment Loss on Automotive Inventory	—	—	—	$11,738
Total Cost of Revenue	$350,807	$62,999	$776,554	$384,800
Gross Profit	$90,101	$7,681	$158,177	$31,627
Selling, General and Administrative	$69,946	$10,596	$135,801	$50,681
Stock-based Compensation and Other Issuances	$2,054	$553	$29,219	$2,978
Insurance Recovery	—	—	$(3,315)	$(5,615)
Depreciation and Amortization	$3,155	$575	$6,103	$2,143
Operating Income (Loss)	$14,946	$(4,043)	$(9,811)	$(18,560)
Interest Expense	$(7,355)	$(1,451)	$(15,462)	$(6,450)
Forgiveness of PPP Loan	$2,110	—	$2,862	—
Change in Derivative Liability	$(25)	$4	$(8,799)	$11
Income (Loss) Before Benefit for Income Taxes	$(9,676)	$(5,490)	$(31,390)	$(24,999)
Benefit for Income Taxes	$(10,984)	—	$(21,665)	—
Net Income (Loss)	$20,660	$(5,490)	$(9,725)	$(24,999)
Weighted Average Number of Common Shares Outstanding — Basic	15,055,084	2,241,633	6,920,318	2,184,441
Weighted Average Number of Common Shares Outstanding — Fully Diluted	15,263,736	—	—	—
Net income (loss) per share - basic	$1.37	$(2.45)	$(1.41)	$(11.44)
Net income (loss) per share - fully diluted	$1.35	—	—	—

Q4 2021
FINANCIAL RESULTS

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	TWELVE-MONTHS ENDED DECEMBER 31	
	2021	2020
	(unaudited)	
Net loss	$(9,725)	$(24,999)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:		
Depreciation and amortization	$6,103	$2,143
Amortization of debt discounts	$4,386	$2,027
Forgiveness of PPP loan	$(2,682)	—
Bad debt expense	—	$311
Share based compensation	$29,219	$2,978
Impairment loss on inventory	—	$11,738
Impairment loss on property and equipment	—	$178
Loss (gain) from change in value of derivatives	$8,799	$(11)
Gain on early extinguishment of debt	—	$(188)
Deferred taxes	$(19,910)	—
Changes in operating assets and liabilities:		
(Increase) in accounts receivable	$(5,978)	$(1,236)
(Increase) decrease in inventory	$(63,554)	$24,282
Increase in prepaid expenses and other current assets	$(1,102)	$(2,236)
(Increase) decrease in other assets	$(25,983)	$87
Increase in accounts payable and accrued liabilities	$12,174	$1,349
Increase in other liabilities	$17,147	$720
(Decrease) in floor plan trade note borrowings	$15,119	—
Net cash (used in) provided by operating activities	$(35,987)	$17,143
CASH FLOWS FROM INVESTING ACTIVITIES		
Cash used for acquisition, net of cash received	$(366,967)	—
Purchase of property and equipment	$(7,718)	$(175)
Proceeds from sales of property and equipment	—	$38
Technology development	$(1,871)	$(2,145)
Net cash used in investing activities	$(376,556)	$(2,282)
CASH FLOWS FROM FINANCING ACTIVITIES		

Q4 2021
FINANCIAL RESULTS

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (CONT'D)

	TWELVE-MONTHS ENDED DECEMBER 31	
	2021	2020
	(unaudited)	
Proceed from convertible note	—	$(8,272)
Proceeds from senior secured debt	$261,451	—
Repayments of notes payable	$(10,413)	$(1,768)
Increase (decrease) in borrowings from non-trade floor plans	$18,722	$(40,533)
Net proceeds from PPP loan	—	$5,178
Net proceeds from sale of common stock	$191,241	$10,780
Net cash provided by (used in) financing activities	$461,001	$(18,071)
NET INCREASE IN CASH	$48,458	$(3,210)
CASH AND RESTRICTED CASH AT BEGINNING OF PERIOD	$3,516	$6,726
CASH AND RESTRICTED CASH AT END OF PERIOD	$51,974	$3,516